                                   ESCROW AGREEMENT

     This Escrow Agreement ("Escrow Agreement"), dated as of July 1, 1998 (the "Closing Date"), is by and among Craftmade International, Inc., a Delaware corporation ("Buyer"), Trade Source International, Inc., a Delaware corporation ("Subsidiary"), Neall and Leslie Humphrey, individuals resident in El Dorado Hills, California (collectively, "Humphrey"), John DeBlois, an individual resident in Dedham, Massachusetts ("DeBlois" and, together with Humphrey, the "Majority Shareholders") and The Frost National Bank, a national banking association, as escrow agent ("Escrow Agent").

     This is the Escrow Agreement referred to in the Merger Agreement dated as of July 1, 1998 (the "Merger Agreement") among Buyer, Sellers (as defined in the Merger Agreement), Subsidiary and Trade Source International, Inc., a California Corporation (the "Company").

     The parties, intending to be legally bound, hereby agree as follows:

1.   ESTABLISHMENT OF ESCROW

          (a) Pursuant to the Merger Agreement, Buyer and Subsidiary are depositing (i) a certificate representing 39,697 shares of common stock, $0.01 par value per share ("Buyer Shares"), of the Buyer in the name of Humphrey and (ii) a certificate representing 25,895 shares of Buyer Shares in the name of DeBlois (collectively, the "Escrow Shares") with Escrow Agent. Escrow Agent acknowledges receipt thereof.

          (b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Shares pursuant to the terms and conditions hereof.

2.   CLAIMS

          (a) From time to time on or before July 1, 2000, Buyer or Subsidiary may give notice (a "Notice") to the Majority Shareholders and Escrow Agent specifying in reasonable detail the nature and dollar amount (the "Dollar Amount") of any claim (a "Claim") it may have under Article XII of the Merger Agreement, along with the exact number of Buyer Shares to be disbursed with respect to such Claim; Buyer or Subsidiary may make more than one claim with respect to any underlying state of facts. If the Majority Shareholders give notice to Buyer, Subsidiary and Escrow Agent disputing any Claim (a "Counter Notice") within thirty (30) days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 2(b). If no Counter Notice is received by Escrow Agent within such 30-day period, then the Dollar Amount of damages claimed by Buyer or Subsidiary as set forth in its respective Notice shall be deemed established for purposes of this Escrow Agreement and the Merger Agreement and, at the end of such 30-day period (the "Claim Date"), Escrow Agent shall disburse to Buyer or Subsidiary the amount of Buyer Shares specified in such Notice. The number of Buyer Shares specified by Buyer or Subsidiary in the Notice shall be equal to (i) the dollar amount claimed in the Notice divided by
     (ii) the last reported sale price of the Buyer Shares on the Nasdaq National Market System, as of the New York Stock Exchange, Inc. trading day immediately preceding the Claim Date; provided, however, that such disbursement shall be only to the extent of the Escrow Shares. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.

          (b) If a Counter Notice is given with respect to a claim, Escrow Agent shall make a disbursement of the Escrow Shares with respect thereto only in accordance with (i) joint written instructions of Buyer, Subsidiary and the Majority Shareholders or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

3.   TERMINATION OF ESCROW; VOLUNTARY RELEASE OF ESCROW SHARES

     On July 1, 2000 (the "Disbursement Date"), Escrow Agent shall pay and distribute the then Escrow Shares to the Majority Shareholders (60.5217545% to Humphrey and 39.4782455% to DeBlois), unless (i) any Claims are then pending, in which case an amount of Escrow Shares equal to (A) the aggregate Dollar Amount of such Claims (as shown in the Notices of such Claims) divided by (B) the last reported sale price of the Buyer Shares on the Nasdaq National Market System, as of the New York Stock Exchange, Inc. trading day immediately preceding the Disbursement Date shall be retained by Escrow Agent (and the balance disbursed to the Majority Shareholders in such proportions) or (ii) Buyer or Subsidiary has given notice to the Majority Shareholders and Escrow Agent specifying in reasonable detail the nature of any other claim it may have under Article XII of the Merger Agreement with respect to which it, in good faith, is unable to specify the amount of Damages, in which case the entire Escrow Shares shall be retained by Escrow Agent, in either case until it receives joint written instructions of Buyer, Subsidiary and the Majority Shareholders or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 2(b).

     After July 1, 1999, Buyer, in its sole discretion, may, by written notice, cause the Escrow Agent to pay and distribute some or all of the Escrow Shares to the Majority Shareholders (60.5217545% of such released amount to Humphrey and 39.4782455% of such released amount to DeBlois). Any such written notice delivered to Escrow Agent shall specify the exact number of Escrow Shares to be delivered to each of Humphrey and DeBlois.

4.   DUTIES OF ESCROW AGENT

          (a) Escrow Agent shall not be under any duty to give the Escrow Shares held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

          (b) Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Escrow Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Shares, or any loss of interest incident to any such delays.

          (c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent. If the Escrow Agent obeys or complies with any court order, judgment or decree, it shall not be liable to any of the parties, their respective successors or assigns, or to any other person or entity because of such compliance, even if such court order, judgment or decree is substantially reversed, modified, annulled, set aside or vacated.

          (d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. Escrow Agent shall never be required to calculate the value, or determine the number of Escrow Shares necessary to satisfy a Claim or to be distributed to the Majority Shareholders.

          (e) Escrow Agent does not have any interest in the Escrow Shares deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Shares shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This
     Section 4(e) and Section 4(b) shall

                                       -3-
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     survive notwithstanding any termination of this Escrow Agreement or the resignation of Escrow Agent.

          (f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

          (g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

          (h) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Shares to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent may, at Escrow Agent's election, (i) retain and safeguard the Escrow Shares until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction or (ii) interplead the Escrow Shares with a court of competent jurisdiction in Tarrant County, Texas, and recover from the other parties hereto, jointly and severally, its attorneys' fees and costs in connection with such interpleader.

          (i) If there is any disagreement or dispute in connection with the Escrow Shares or the subject matter hereof, or in the event of adverse or inconsistent claims or demands upon, or inconsistent instructions to, the Escrow Agent, or if the Escrow Agent in good faith is in doubt as to what action to take pursuant to the Escrow Agreement, the Escrow Agent may, at its election, refuse to comply with any such claims, demands or instructions, or refuse to take any other action pursuant to this Escrow Agreement until:

               (i) the rights of all persons involved in the dispute have been fully and finally adjudicated by a court of competent jurisdiction or the Escrow Agent has resolved any such doubts to its good faith satisfaction; or

                (ii) all disputes have been resolved between the parties involved, and the Escrow Agent has received written notice thereof satisfactory to it from all such persons.


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


     Without limiting the generality of the foregoing, the Escrow Agent may, at its election, interplead the Escrow Shares or any portion thereof with a court of competent jurisdiction in Tarrant County, Texas, or commence judicial proceedings for declaratory judgment, and the Escrow Agent shall be entitled to recover from the other parties to this Escrow Agreement, jointly and severally, its attorneys' fees and costs in connection with any such interpleader or declaratory judgment action.

          (j) Buyer shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amounts set forth on EXHIBIT A attached hereto. Buyer agrees to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder.

          (k) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

          (l) The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

          (m) If the number of Escrow Shares to be disbursed at any time by Escrow Agent to any other party pursuant to the terms of this Escrow Agreement is less than the total amount of Escrow Shares held by Escrow Agent, Escrow Agent shall tender the certificates representing the Escrow Shares to North American Transfer, the transfer agent for Buyer, to reduce such certificates into smaller denominations sufficient to permit such partial disbursement.

5.   LIMITED RESPONSIBILITY

     This Escrow Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. Escrow Agent shall not be bound by, or charged with notice of, the provisions of any agreement among the other parties hereto except this Escrow Agreement.

6.   OWNERSHIP FOR TAX PURPOSES; VOTING AND PECUNIARY BENEFITS

          (a) The parties agree that, for purposes of federal and other taxes based on income, Humphrey and DeBlois will be treated as the owner of 60.5217545% and 39.4782455% the Escrow Shares, respectively, and that Humphrey and DeBlois will report all income, if any, that is earned on, or derived from, the Escrow Shares as their income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

          (b) The Majority Shareholders shall have all voting and pecuniary benefits associated with the Escrow Shares but shall not have dispositive power over the Escrow Shares, while the Escrow Shares remain in escrow. Humphrey shall exercise the voting rights and receive the pecuniary benefits with respect to 60.5217545% of the Escrow Shares, and DeBlois shall exercise the voting rights and receive the pecuniary benefits with respect to 39.4782455% of the Escrow Shares.

7.   NOTICES

     All notices, consents, waivers and other communications under this Escrow Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     Majority Shareholders:
          Neall and Leslie Humphrey
          c/o Trade Source International, Inc.
          5005 Hillsdale Circle
          El Dorado Hills, California 95762
          Facsimile No.: (916) 933-6047

          John DeBlois
          30 Eastbrook Road #301
          Dedham, Massachusetts 02026
          Facsimile No.: (781) 329-6683

     with a copy to:
          Gary L. Bradus
          Weintraub Genshlea & Sproul
          400 Capitol Mall
          Eleventh Floor
          Sacramento, California 95814
          Facsimile No.: (916) 446-1611

     Buyer:
          Craftmade International, Inc.
          650 South Royal Lane
          Suite 100
          P.O. Box #1037
          Coppell, Texas 75019-1037
          Attention: James Ridings
          Facsimile No.: (972) 304-3754

     with a copy to:
          Brian D. Barnard
          Haynes and Boone, LLP
          201 Main Street
          Suite 2200
          Fort Worth, Texas 76102
          Facsimile No.: (817) 347-6650

     Subsidiary:
          Trade Source International, Inc.
          650 South Royal Lane
          Suite 100
          P.O. Box #1037
          Coppell, Texas 75019-1037
          Attention: James Ridings
          Facsimile No.: (972) 304-3754

     with a copy to:
          Brian D. Barnard
          Haynes and Boone, LLP
          201 Main Street
          Suite 2200
          Fort Worth, Texas 76102
          Facsimile No.: (817) 347-6650


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
     Escrow Agent:
          The Frost National Bank
          4200 South Hulen
          Fort Worth, Texas 76109
          Attention: Mike Smith
          Facsimile No.: (817) 731-9123

     with a copy to:
          Nicholas S. Pappas
          Bruner, Jamieson & Pappas, L.L.P.
          306 West 7th Street
          Suite 701
          Fort Worth, Texas 76102
          Facsimile No.: (817) 332-6619

8.   JURISDICTION; SERVICE OF PROCESS

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Escrow Agreement shall be brought against any of the parties in the courts of the State of Texas, County of Tarrant, or, if it has or can acquire jurisdiction, in the United States District
Court for the Northern District of Texas, Fort Worth Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9.   COUNTERPARTS

     This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

10.  SECTION HEADINGS

     The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

11.  WAIVER

     The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

12.  EXCLUSIVE AGREEMENT AND MODIFICATION

     This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Escrow Agreement may not be amended except by a written agreement executed by the Buyer, Subsidiary, the Majority Shareholders and the Escrow Agent.

13.  GOVERNING LAW

     This Escrow Agreement shall be governed by the laws of the State of Texas, without regard to conflicts of law principles.

14.  SUBSIDIARY

     As used in this Escrow Agreement, the term "Subsidiary" shall refer to Trade Source International, Inc., a Delaware corporation, and any successor in interest thereto.

                                      * * * * *


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
     IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first written above.



                              /s/ Neall Humphrey
                              ---------------------------------
                              Neall Humphrey



                              /s/ Leslie Humphrey
                              ---------------------------------
                              Leslie Humphrey



                              /s/ John DeBlois
                              ---------------------------------
                              John DeBlois




                              CRAFTMADE INTERNATIONAL, INC.



                              By: /s/ James R. Ridings
                              ---------------------------------
                              Name: James R. Ridings
                              Title: President and Chief Executive Officer




                              TRADE SOURCE INTERNATIONAL, INC.
                              a Delaware corporation



                              By: /s/ James R. Ridings
                              ---------------------------------
                              Name: James R. Ridings
                              Title: President and Chief Executive Officer


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                              THE FROST NATIONAL BANK



                              By: /s/ Michael L. Smith
                              ---------------------------------
                              Name: Michael L. Smith
                              ---------------------------------
                              Title: Senior Vice President
                              ---------------------------------


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                                      EXHIBIT A

                              ESCROW AGENT COMPENSATION


$1,000 annually.